Exhibit 99.1

Superclick Reports Record Revenue and Net Income for the Fiscal Year Ended October 31, 2009

MONTREAL – (MARKET WIRE) – Jan. 13, 2010 -- Superclick, Inc. (OTCBB:SPCK), a technology leader in IP infrastructure management solutions to the hospitality industry today announced record financial results for the fiscal year ended October 31, 2009.

Key Financial Highlights:

•	$1.29 million in net income

•	$7.68 million in revenue, or 13.7% year-over-year growth

•	18.8% year-over-year increase in gross profit

•	4.5% year-over-year expansion in gross margin to 51.7%.

•	4.4% year-over-year increase in installation revenue.

•	25.3% year-over-year increase in services revenues.

Financial Results for the Year Ended October 31, 2009

Superclick reported record net revenues of $7,689,086 for the year ended October 31, 2009, an increase of 13.7% from the $6,782,867 reported for fiscal year 2008. The primary factors driving revenue growth for the business were a 4.4% increase in installation revenue to $3,924,024 and a 25.3% increase in support activity to $3,765,062.

Cost of goods sold increased 8.7% to $3,715,228 for the year ended October 31, 2009. Gross profit increased 18.8% to $3,973,858 representing 51.7% gross margins.

Selling, general and administrative (SG&A) expenses for the year ended October 31, 2009 increased by 48.4% on a year-over-year basis to $1,868,656. Research and development expenses increased 18.4% on a year-over-year basis to $217,211. Total costs and expenses increased by 41.5% on a year-over-year basis to $2,128,193. Income from operations increased marginally on a year-over-year basis to $1,845,665 from $1,840,843 reported last year.

Net income for the year ended October 31, 2009, was $1,292,125, or $0.03 per share. Net margins were 16.8% for fiscal year 2009, compared with 23.1% reported last year.

The Company is pleased to report that it has retired all its outstanding debt from its balance sheet this year, and reduced the number of shares available for issuance on a fully diluted basis by 21.2% to 58,986,561.

Superclick ended the year with cash on hand of $2,192,058 and accounts receivable of $1,481,814, compared to $781,520 and $2,142,205, respectively. .

"Superclick delivered another strong year while encountering the most difficult economic conditions in our history," said Sandro Natale, CEO and co-founder of Superclick Networks, Inc. "We continued to execute on our plans for international expansion, have secured important new property wins with some of the most influential brand leaders in the Hospitality industry, and as always, innovate and drive growth, as demonstrated by the record financial results reported this morning.

“With the combination of continued strategic investment in qualified and experienced staff, the major asset of any quality organization, and the ongoing development and delivery of best of breed industry leading IP management solutions for our customers, we will continue to focus on sustainable, scalable and profitable growth in fiscal 2010,” concluded Mr. Natale

Key Operating Highlights

•	Continued to deliver on the strategy to expanded market presence internationally including Asia, Europe and Middle East, with new properties wins in Malaysia, Dubai, Beirut and London.

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Expanded HSIA market leadership within Luxury and Boutique brand segment with the awarding of preferred HSIA vendor status and subsequent new property wins for Kimpton Hotel & Restaurant Group, Four Seasons Hotels and Resorts and Mandarin Oriental Hotel Group.

•	Commercialized first series of IBM “Hotel In a Box” properties within the Intercontinental Hotel Group.

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Developed and completed a successful test market for new Multi-Tiered Internet Bandwidth solution enabling our brand customers to efficiently generate increased revenue resulting from implementing automated tiered bandwidth choices for their guests.

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites®, Crowne Plaza®, Fairmont Hotels and Resorts®, Four Seasons Hotels and Resorts®, Four Points by Sheraton®, InterContinental Hotels Group PLC®, Hilton®, Holiday Inn®, Holiday Inn Express®, Hampton Inn®, Mandarin Oriental Hotel Group ® Marriott®, Novotel®, Radisson®, Sheraton®, Westin® and Wyndham® hotels in Canada, the Caribbean and the United States.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Michael Cohen
VP Sales
Superclick Networks, Inc.
Office 1-866-271-0333  X334

Investor Relations
American Capital Ventures, Inc.
Richard Hull
Phone: 305-918-7000